                            DATED 14 DECEMBER 1998

                               OPTION AGREEMENT




               SYMPOSIUM TELECOM CORPORATION           (1)

               ROBERT GREEN                            (2)


               MARILYN SHEIN


               FABRICE THOMAS

               AUTOMATIC COMMUNICATIONS LIMITED        (3)

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                               OPTION AGREEMENT

          DATE

          14 DECEMBER 1998

          PARTIES

(1) SYMPOSIUM TELECOM CORPORATION LIMITED of 410 Park Avenue, 18th Floor, New York, New York 10022 ("the Grantee");

(2) ROBERT GREEN of Apartment 211, Parc Saint Roman, 6 Avenue Saint Roman, Monaco 98000;

          MARILYN SHEIN of Apartment 107, Parc Saint Roman, 6 Avenue Saint Roman, Monaco 98000; and

          FABRICE THOMAS of Apartment 107, Parc Saint Roman, 6 Avenue Saint Roman, Monaco 98000 (collectively "the Grantors")

(3) AUTOMATIC COMMUNICATIONS LIMITED (no 76494B) of Suites 61-62 Grosvenor Close, Shirley Street, PO Box N-7521, Nassau New Providence, Bahamas ("the Company")

          INTRODUCTION

(A) The Company was incorporated in the Bahamas on 22 May 1998 and is registered under number 76494B as a private limited company and has an authorised share capital of US$5,000 divided into 5,000 shares of US$1 each of which 5,000 of such shares have been issued fully paid or credited as fully paid.

(B) The Grantee is a corporation organised under the laws of Delaware, USA and has a share capital of 25,000,000 shares of common stock, with a par value of $0.001 per share and 10,000,000 shares of preferred stock, with a par value of $0.001 per share.

(C) The parties have agreed that the Grantors shall grant to the Grantee an option to purchase 5,000 shares of US$1 each in the Company beneficially owned by the Grantors upon the terms and subject to the conditions contained in this Agreement.

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OPERATIVE PROVISIONS

1         DEFINITIONS

1.1 In this Agreement unless the context otherwise requires the following expressions shall bear the meanings shown:

     Accounts Date                 the date of the last day of the eighteenth
                                   month following the Trading Date

     Admission                     the date a broker/dealer initiates quotations
                                   for Purchaser Common Stock in the OTC
                                   Bulletin Board Service or a comparable
                                   medium.

     Audited Accounts              the accounts determined pursuant to Schedule
                                   2 for the period commencing on the first day of the seventh month (being the first day of a calendar month) following the Trading Date and ending on the Accounts Date

     Business Day                  a day on which banks in the City of London
                                   generally are open for business

     Common Stock                  common stock with a par value of US$0.001 per
                                   share of the Grantee

     Completion                    the performance by the parties hereto of
                                   their respective obligations under clause 3

     the Conditions                as set out in clause 3.2

     Consideration Shares          shares of common stock of the Grantee to be
                                   allotted to the Grantors pursuant to clauses
                                   3 and 4

     the Disclosure Letter         the letter from the Grantors to the Grantee
                                   to be dated as at Completion

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     Grantee's Auditors            a firm of auditors to be determined by the
                                   board of directors of the Grantee

     Grantors' Auditors            Sinclair Croydon of Squires House, 81-87 High
                                   Street, Billericay, Essex  CM12 9AS

     Grantors' Solicitors          Jay, Benning & Peltz

     the Grantee's Solicitors      S J Berwin & Co of 222 Grays Inn Road  London
                                   WC1X 8HB

     Jay Benning & Peltz           Jay Benning & Peltz of One Great Cumberland
                                   Place, London  W1H 7AL

     NASD                          National Association of Securities Dealers

     NASDAQ                        National Association of Securities Dealers
                                   Automated Quotation System

     the Option                    the right granted to the Grantee pursuant to
                                   clause 2 to purchase the Option Shares at the Option Price

     the Option Fee                the aggregate sum of US$2 million to be
                                   satisfied in accordance with the terms of clause 3

     the Option Period             the period commencing on the Business Day
                                   following the signing off of the Audited
                                   Accounts and ending 6 months thereafter
                                   provided that if any matter is referred to an
                                   independent solicitor or an independent
                                   chartered accountant pursuant to clause 4.10
                                   then the Option Period shall be extended by a
                                   period equal to the length of the period
                                   required for the matter so referred to be
                                   finally determined in accordance with clause
                                   4.10

     the Option Price              the aggregate sum determined pursuant to
                                   clause 4

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     the Option Shares             the 5,000 Shares in the capital of the
                                   Company now owned by the Grantors in the proportions set out in Schedule 1, representing the entire issued share capital of the Company and any other shares, stock or securities referred to in clause 6

     OTC Bulletin Board Service    a service operated by the NASD providing an
                                   electronic quotation medium to reflect market making interest in eligible securities

     Recipients                    those persons whose names appear in Part 1 of
                                   Schedule 1 who will receive the Option Fee and Option Price in the proportions set out in the Schedule 1

     Regulation S                  Regulation S under the Securities Exchange
                                   Act of 1933, as amended

     Relevant Profits              as referred to in Clause 4.2.1

     Relevant Receipts             as referred to in Clause 4.9

     Reorganisation                in relation to the Company includes every
                                   issue by way of capitalisation of profits or reserves and every issue by way of rights and every consolidation or sub-division or reduction of capital or capital dividend or other reconstruction or adjustment relating to the equity share capital (or any shares or securities derived therefrom) and any amalgamation or reconstruction affecting the equity share capital (or any shares stocks or securities derived therefrom)

     Securities Act                the United States Securities Act of 1933 (as
                                   amended)

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     Share Sale and Purchase       an agreement of even date herewith relating
     Agreement                     to the purchase by the Grantee of the entire
                                   issued share capital of Hamilton
                                   International Limited

     Trading Date                  the date upon which the Company begins
                                   trading or if such date is not the first day of a calendar month then the first day of the calendar month following the date on which the Company commenced trading

     Warranty the warranty, representation and undertaking given in clause 8.3

     Warranty Claim                a claim made by the Grantee on the breach by
                                   the Grantors of any of the Warranty
                                   Statements

     Warranty Statements           the warranty statements to be given by the
                                   Grantors pursuant to clause 4.10

1.2 Reference to clauses and the parties are respectively to clauses of and the parties to this Agreement.

2         OPTION

          In consideration of the agreement to pay the Option Fee to the Recipients in the proportions set out in Schedule 1 the Grantors grant to the Grantee the right exercisable during the Option Period to purchase all but not some of the Option Shares in consideration of the Option Price subject to the satisfaction of the Conditions.

3         OPTION FEE

3.1 The Option Fee shall (subject to clause 3.2) be satisfied by the issue and allotment, free of any lien, option, charge or other encumbrance whatsoever and credited as fully paid, of the Consideration Shares to the Recipients in the proportions set out opposite their respective names in Part 1 of Schedule 1, at par.

3.2       Subject to and conditional upon:

                                      -6-
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          (a)    the completion of the Share Sale and Purchase Agreement ("the
                 Hamilton Completion"); and

          (b) the inclusion of a quotation for Common Stock on the OTC Bulletin Board Service (which the Grantee shall use all reasonable endeavours to procure as quickly as possible); and

          (c) the Grantors' Auditors certifying to the Grantee that within nine months of the date of this Agreement the Company has earned in any one month in excess of US$100,000 over its expenditure to be calculated in accordance with generally accepted accounting principles applied in the United Kingdom.

          the Grantee shall within 10 Business Days of the satisfaction of the Conditions satisfy the Option Fee by the allotment and issue, credited as fully paid, to the Recipients of such number of shares of Common Stock as shall have an aggregate value of US$2 million as derived from the average closing bid prices of shares of Common Stock on each of the 20 trading days immediately prior to the issue of such stock. For the avoidance of doubt if the conditions in (a) and (b) shall not have been satisfied within six months and the condition (c) has not been satisfied within 9 months of the date of this Agreement any of the parties may by their solicitors giving notice to the remaining parties rescind this Agreement whereupon this Agreement be shall of no further effect but without prejudice to any parties' rights in respect of any antecedent breach of any provision thereof.

3.3 The Consideration Shares will rank pari passu in all respects with the other outstanding shares of Common Stock.

3.4 The Grantee will use all reasonable endeavours to become listed on the NASDAQ stock market within 16 months of the signing of this Agreement.

4         OPTION PRICE

4.1 The Option Price shall be paid and satisfied to the Recipients in the proportions set out in Part 1 of Schedule 1 subject to clause 4.10, without set-off or deduction of any kind whatsoever.

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4.2.1     The Option Price shall be the Relevant Profits of the Company as at the Accounts Date as determined in accordance with Schedule 2 multiplied by six less the Option Fee expressed in US Dollars.

4.2.2 The Grantors shall use all reasonable endeavours to procure the preparation and signing off of the Audited Accounts as soon as possible after the Accounts Date.

4.3       The Option Price shall be paid and satisfied by:

          (a)    the payment to the Recipients in the proportions set out in
                 Schedule 1 on Completion: (a) US$2 million; and (b) a sum in US Dollars equal to 50 per cent. of the balance of the Option Price (after deducting the said sum of US$2 million) ("the Balance"); and

          (b) the issue and allotment on Completion to the Recipients in the proportions set out in Schedule 1 of Consideration Shares, free of any lien, option, charge or other encumbrance whatsoever and credited as fully paid, of such number of shares of Common Stock as have an aggregate market price as nearly as possible equal to but not exceeding 50 per cent. of the amount of the Balance, such shares to rank pari passu with the existing Common Stock then in issue.

4.4.1 For the purpose of clause 4.3, the market price of Common Stock shall be the average of the closing bid prices of the Common Stock on each of the 20 trading days prior to the date of signing off of the Audited Accounts pursuant to the provisions of Schedule 2.

4.4.2 The market price of the Common Stock on any date shall be determined as follows:

          (i) if the Common Stock shall be listed on a national securities exchange or on NASDAQ, the bid price shall be the closing bid price of the Common Stock as reported in the WALL STREET JOURNAL (or comparable publication if the WALL STREET JOURNAL shall not then be published);

          (ii) if the Common Stock shall not be listed on a national securities exchange or NASDAQ, and quotations for Common Stock shall be reported on the OTC Bulletin Board Service, the average of the closing bid quotations for the Common

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                 Stock on such date by the principal broker/dealer (as
                 determined in good faith by the Board of Directors of the Grantee) providing quotations for Common Stock on such date.

4.4.3 If the Common Stock shall not on Completion be listed on a national securities exchange or NASDAQ, and quotations for the Common Stock shall not be included in the OTC Bulletin Board Service the whole of the Option Price shall be satisfied in cash.

4.5.1 Each of the Recipients agrees not to offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of (collectively, "Transfer") any of the Consideration Shares except pursuant to an effective registration statement under the Securities Act, the provisions of Regulation S or pursuant to an exemption from registration under the Securities Act. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to the Company any Transfer of the Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, the Company may require the contemplated transferee to furnish the Company with an investment letter setting forth such information and agreements as may be reasonably requested by the Company to ensure compliance by such transferee with the Securities Act.

            Each certificate evidencing the Consideration Shares will bear the following legend:

            "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION AND OTHERWISE IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL ALLOTTEE OR PURCHASER OF THE

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            SECURITIES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE
            OFFICE OF THE ISSUER".

          The Company shall have no obligation to register any purported Transfer of any of the Consideration Shares in violation of this Agreement on its stock transfer records, and any such Transfer shall be null, void and of no force and effect.

          Each of the Recipients agrees not to engage in any hedging transactions with regard to the Consideration Shares except in compliance with the Securities Act.

4.5.2 Each of the Recipients undertakes to the Grantee, in relation to such number of the Consideration Shares issued and allotted to it pursuant to the terms hereof that, in the period of 12 months following the allotment of such shares that it shall not, without the written consent of the Grantee (such consent not to be unreasonably withheld or delayed) sell or otherwise dispose of or encumber or charge or create any interest or trust or agree to sell or otherwise dispose of or encumber or charge or create any interest or trust, in any of the Consideration Shares and for the purpose of this clause 4.5 any of the Recipients shall be deemed to dispose of a share if it ceases, in any circumstances whatsoever, to be the absolute legal or beneficial owner of it.

4.6 The Option shall subject to the satisfaction of the Conditions, be exercisable during the Option Period in respect of all (but not part) of the Option Shares by 10 Business Days notice in writing served on each of the Grantors but not without the prior written consent of Grantors (not to be unreasonably withheld) in the event that the whole of the consideration payable to the Vendors under the Share Sale and Purchase Agreement shall not have been paid prior to the date on which the Grantee wishes to exercise the Option (except to the extent that any part of the Deferred Consideration (as defined in the Share Sale and Purchase Agreement) shall have been paid into the joint client deposit account as contemplated by Clause 3.6 of the Share Sale and Purchase Agreement).

4.7 The Option Shares shall be sold free from all liens, charges and encumbrances and with all rights attached thereto at the date of such exercise.

4.8 In the event that any amounts of money or other valuable consideration are received by the Company being monies or any other valuable consideration due to the Company in relation to trading up to close of business on the date of Completion ("Relevant Receipts") the Grantee shall pay or transfer to the Grantors in the proportions set out in column 3 of Part 2 of Schedule 1 by way of further consideration sums equivalent to such amounts or other valuable consideration as are so received from time to time (a) by the Company or by any third party on its behalf or (b) by any third party (not on its behalf) in the event that payment or transfer of such other valuable consideration shall be made to such a third party due to any act or default on the part of the Company. The Grantee shall within 7 days of the end of each calendar month following Completion send to each of the Grantors by Recorded Delivery Post or equivalent a declaration as to the relevant amounts or other valuable consideration received by the Company during that month. Such declarations shall be posted to each of the Grantors within 14 days of the end of the relevant calendar month accompanied by a remittance for the amount or other valuable consideration shown in such declaration.

4.9 The Grantee agrees not to issue or sell any shares of capital stock without imposing on the purchaser/allottee restrictions substantially similar to those imposed under clauses 4.5.1 and 4.5.2 of this Agreement until the satisfaction of the Option Price.

4.10.1 The Grantee and the Grantors shall within 90 Business Days of the signing off of the Audited Accounts endeavour in good faith to agree Warranty Statements (and suitable provisions limiting the Grantors' liability pursuant to the said Warranty Statements) which shall upon agreement be deemed to be incorporated in this Agreement to which Clause 8.3 shall relate. Such Warranty Statements shall be such of the Warranty Statements contained in the Share Sale and Purchase Agreement (together with similar provisions limiting the Grantors' liability pursuant to the said Warranty Statements) as shall be appropriate to the Company as at the date of the signing off of the Audited Accounts provided that in the event that the Grantors and the Grantee shall be unable to agree such Warranty Statements (or the aforementioned provisions limiting the Grantors' liability) then the matter shall be referred to an independent solicitor with suitable

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

          experience of such matters for adjudication as to what would be normal commercial practice in the circumstances of this transaction, whose identity shall be agreed by the Grantors and the Grantee or in the event that they are unable to agree upon such appointment within five Business Days following it having become apparent that there is a dispute, by the President for the time being of the Law Society of England and Wales on the application of the Grantors or the Grantee. Such solicitor shall be deemed to act as an expert and not as an arbitrator and his decision shall be final and binding on the Grantors and the Grantee (in the absence of clear or manifest error) and the question of who shall be responsible for his fees and in what proportion shall be in his award.

4.10.2    (i)    In the event that the Grantors' Auditors shall in the course of the preparation of the Audited Accounts identify a contingent liability ("the Liability") the Grantee shall be entitled to pay from the amount of the Option Price otherwise payable to the Recipients on Completion, into a joint clients' deposit account at a clearing bank to be established by Jay, Benning & Peltz and the Grantee's Solicitors in their joint names, such amount as in the opinion of Grantors' Auditors represents the value of the Liability provided that such expression of opinion shall not bind any party.

          (ii) The Grantors and the Grantee shall endeavour in good faith to agree such reduction in the Option Price as may be appropriate in respect of the Liability but if they are unable to agree the same within 20 Business Days of the exercise of the Option by the Grantee the matter shall be referred to an independent chartered accountant to be appointed by the Grantors and the Grantee jointly but if they shall be unable to agree on such appointment then by the President for the time being or the appropriate officer of the Institute of Chartered Accountants in England and Wales on the application of any party. Such Chartered Accountant shall be deemed to be acting as an expert and not as an arbitrator and his decision shall be final and binding on the Grantee and the Grantors (in the absence of clear or manifest error) and the question of which party shall be responsible for his fees and in what proportion shall be in his award.

          (iii) Upon any determination pursuant to clause 4.10.2(ii) above in the Grantee's favour there shall be paid to the Grantee the amount so determined which shall have been deemed to have been set off against the Option Price and Jay, Benning and Peltz and the Grantee's Solicitors shall by notice in writing (following receipt of suitable evidence of any such determination) transfer to the Grantee from the joint deposit client account a sum equal to such amount determined to be due to it (if any) and the balance (if any) (or the whole if it is determined pursuant to clause 4.10.2(ii) that the Purchaser is not entitled to any of the sum held) determined not to be due to the Grantee shall be paid to the Recipients and the interest earned on the said account shall be apportioned between the Recipients and the Grantee in the same proportions as the amounts of principal paid to them respectively from the joint client deposit account.

5         EXERCISE OF THE OPTION

5.1 Completion of the transfer of the Option Shares shall take place at the offices of the Grantors' Solicitors (or at such other place as the parties shall mutually agree) on the expiration of the notice referred to in clause 4.6, (subject to clause 4.10 in which case Completion shall take place within 10 Business Days of any agreement or determination in accordance with Clause 4.10.2(ii)) when:

          (a) the Grantee shall pay or procure the payment to the Grantors' Solicitors (or as the Grantors may direct) of the Option Price and insofar as Common Stock is to be issued, hand to them the appropriate stock certificates provided that in the event that the Grantors' Solicitors give notice in writing prior to Completion to the Grantees' Solicitors, the following provisions shall have effect:-

                 (i) On Completion all documents shall be held in escrow and shall constitute escrows pending receipt of payment pursuant to sub-clause (ii) of this proviso and;

          (ii) the Grantee or its Solicitors shall immediately following completion of all other matters to be done on Completion in accordance with this clause 5.1 send by

                 Swift to Barclays Bank Plc, Monaco Branch of that part of the Option Price as is payable under Clause 5.1(a) as to one third thereof for the account of each of Robert Green and Marilyn Shein and as to one sixth thereof for the account of Fabrice Thomas. On receipt by such bank of such monies the condition of the escrows shall be deemed to have been satisfied (and the relevant documents shall no longer be deemed to be the subject of any escrow and shall thereupon have full effect); and

          (b)    the Grantors shall deliver to the Grantee:

                 (i) duly executed stock transfer forms in respect of the Option Shares together with the relative share certificates (or, if applicable, duly executed indemnities in respect of missing certificates);

                 (ii) a waiver of any applicable rights of pre-emption, duly signed by all the other members of the Company; and

                 (iii) such other deeds and documents (if any) as may be necessary to transfer to the Grantee or as it may direct the unencumbered beneficial ownership of the Option Shares.

5.2.1 The parties agree that at any time on or after the date of Completion, each party, being ready and willing to fulfil its own outstanding obligations pursuant to this Agreement, may (without prejudice to any other right or remedy available to it) give to the other parties notice in writing requiring completion of this Agreement in conformity with this clause.

5.2.2 Upon the service of such notice as stated in Clause 5.2.1, it shall become and be a term of this Agreement in respect of which time shall be of the essence thereof, that the parties to whom the notice is given shall complete this Agreement within ten Business Days after service of the notice (exclusive of the day of service), but this condition shall operate without prejudice to any right of any party to rescind this Agreement in the meantime.

5.3 If the Grantors make default in transferring the Option Shares as aforesaid the Directors of the Company shall be entitled to receive and give a good discharge for the Option Price and Option Fee on behalf of the Grantors (but shall not be bound to earn any interest thereon) and the Grantors hereby irrevocably appoint such one of the Directors of the Company as the Grantee shall nominate in writing as the Grantors' attorney to execute on its behalf the transfer or transfers of the Option Shares in favour of the Grantee (or as the Grantee may direct) and such other documents as may be necessary to transfer title to the Option Shares to the Grantee
          (or as the Grantee may direct) and hereby authorises the Directors of the Company to approve the registration of such transfer or transfers or the documents.

5.4 The Grantors shall (so far as they are able) procure that upon presentation of the stamped transfer of the Option Shares to the Company, together with the relative share certificates it shall be approved and the transferee will be registered as the holder of the Option Shares.

5.5 On Completion, there shall be repaid to the Grantors a sum equal to all amounts owing to them by the Company in respect of outstanding loans

6         REORGANISATION

          The Grantors shall procure that no Reorganisation shall take place from the date hereof until the expiration of the Option Period.

7         PROHIBITION ON DISPOSAL

          Notwithstanding the provisions of clause 4 while the Option entitling the Grantee to purchase the Option Shares remains exercisable the Grantors shall not, without the prior written consent of the Grantee, sell, transfer or otherwise dispose of (including without prejudice to the generality of the foregoing accept an offer made to all holders for the class or classes of securities to which the Option Shares belong) any of the Option Shares or any interest therein.

8         GRANTORS' WARRANTIES

8.1       Each of the Grantors severally warrant to the Grantee that:

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          (a)    they are and will remain until the exercise of the Option or expiry of the Option Period (whichever is the later) the beneficial owner of the Option Shares, subject only to the Option, and have and will have full power and authority to grant an option in respect of the same upon the terms and conditions of this agreement;

          (b) they will not during the Option Period transfer, dispose of, charge, pledge or encumber in any way their interest in any of the Option Shares or enter into negotiations with any third party with a view to doing any of such things; provided that notwithstanding anything else contained in this Agreement each of the Grantors may transfer his or her Option Shares to a single purpose vehicle company or companies which has/have not previously traded (or one or more of the Grantors may do so), and shall thereupon give notice to the Grantee's Solicitors to that effect. In that event, the Grantors shall procure that such company or companies shall and the Company and the Grantee shall enter into a novation deed to give effect to this Agreement on the basis that such company or companies shall be substituted for such of the Grantors who shall have transferred his or her Option Shares to the relevant company or companies

          (c) there is not and will not on Completion be any option or right outstanding in favour of any third party in respect of the Option Shares;

8.2       Each of the Grantors severally warrant to the Grantee that:

          (a) all written replies to the enquiries made by the Grantee or its professional advisers in relation to the Company and its affairs subject to any details supplied by the Grantors or Recipients under clause 8.2(b), are accurate in all material respects and do not omit anything which would be likely to make any such reply misleading;

          (b) the Grantors shall forthwith give details in writing to the Grantee or the Grantee's Solicitors of any matter or thing which becomes known to the Grantors prior to Completion directly or indirectly relating to any of the written replies to enquiries referred to in clause 8(c); and

          (c) that the Company will begin and continue trading as soon as possible following the date of this Agreement (if it has not already done so).

8.3.1 The Grantors jointly and severally warrant, represent and undertake to the Grantee that every Warranty Statement which is to be given shall be accurate in all material respects in respect of ACL at Completion, subject only to the matters stated in the Disclosure Letter.

8.3.2 The Warranty is a separate and independent warranty, representation and understanding in relation to each of the Warranty Statements and no Warranty shall be limited by reference to any other Warranty Statement.

8.3.3 The rights and remedies of the Grantee in respect of any breach of the Warranty shall not be affected by Completion but shall take effect subject only to matters specifically disclosed by the Grantors or the Grantors' Solicitors in writing or in the Disclosure Letter.

8.3.4 References to awareness or knowledge of the Grantors in a Warranty Statement shall only limit that Warranty Statement by the Grantors' awareness or knowledge if each of the Grantors has made all due and careful enquiries to ascertain if the relevant information is true, accurate, correct and not misleading.

8.3.5 Any Warranty Claim or claim under this Agreement may be satisfied by the Grantors as to 50 per cent. in cash and the balance of the Warranty Claim satisfied by transferring to the Purchaser or as it may direct, Purchaser Common Stock valued at the price at which shares in Purchaser Common Stock were allotted to the Vendors or in the event of there having been allotments at two different striking prices, then at the average of such striking prices.

9         MATTERS REQUIRING APPROVAL OF THE GRANTEE

9.1 During the Option Period the Grantors and the Company shall procure that no action shall be taken by the Company without the prior written permission (not to be unreasonably withheld or delayed) of the Grantee in respect of the implementation of any of the matters listed below by or on behalf of the Company:

          (a) any material change in the nature of business of the Company or the establishment or acquisition of any new business;

          (b) the initiation of any litigation or arbitration (other than any action alleging the non-performance by any third party of such third party's contractual obligations or for the collection of debts arising in the ordinary course of business);

          (c) the issue or allotment of any share or other capital or the granting or entering into any agreement to grant any option over the uncalled capital of the Company or any Reorganisation;

          (d) the borrowing or raising of money (other than from the Grantors or any of them) whether or not on the security of any property or assets of the Company or the creation of any mortgage, charge or pledge upon or in respect of the business or the assets of the Company or any part thereof.

9.2.1 The Grantors hereby undertake to the Grantee throughout that they shall forthwith notify the Grantee if any matters listed in clause 9.1 is being considered or is proposed to be implemented by or on behalf of the Company and in addition shall forthwith notify the Grantee on the purchase, sale, taking or letting on lease or tenancy or other acquisition of any real or leasehold property by the Company or the appointment of any employee.

9.2.2 The Grantors shall forthwith forward a copy of all half yearly and annual reports of accounts of the Company to the Grantee within 7 Business Days of the issue of such reports and accounts.

10        GENERAL

10.1 It is declared for the avoidance of doubt that any projections which may have been prepared by the Grantors' auditors were prepared in good faith but that no responsibility for any of the same is accepted by or placed upon such auditors or upon any other party to this Agreement since the same were intended for illustration purposes only.

10.2 Until such time as all of the consideration has been paid to the Vendors and for so long as either of the Consultancy Agreements in favour of Panton Management Limited and

          Northern Management Limited shall subsist, the Purchaser shall procure that no one shall be appointed a Director of the Company without the written consent of Robert Green and Marilyn Shein.

10.3 No amendment, change or addition hereto shall be effective or binding on either party unless reduced to writing and executed by both parties.

10.4 The Grantee undertakes not to issue preferred stock without the approval of Robert Green or Marilyn Shein (such approval not to be unreasonably withheld) except in connection with obtaining any financing required to complete the Share Sale and Purchase Agreement or this Agreement provided that the Grantee's obligations pursuant to this clause shall terminate upon the earliest to occur or:

          (a)    the satisfaction of the Option Price; and

          (b) the date the capital stock of the Grantee becomes listed on NASDAQ.

10.5 This Agreement or any rights hereunder shall not be assigned whether in whole or in part.

10.6 The headings to clauses of this Agreement are for ease of reference only and do not form part of this Agreement and are not in any way to affect its construction.

10.7.1    Any notice to be given under this Agreement:

          (a)    must be in writing;

          (b) may be given to the Grantors and Recipients at the addresses stated at the beginning of this Agreement (or such other address as it may notify to the Grantee for such purpose);

          (c) may be given to the Grantee at its registered office (or such other address as it or its assignee may notify to the Grantors for such purpose); and

          (d)    will be effectively served:

                 (i) on the day of receipt, where any hand delivered letter, telex or telefax message is received on any Business Day (being any day between

                         Monday and Friday other than United Kingdom public or bank holidays) before or during normal working hours;

                 (ii) on the following Business Day, where any hand delivered letter, telex or telefax message is received either on any Business Day after normal working hours or on any day which is not a Business Day; or

                 (iii) on the second Business Day following the day of posting, upon despatch from within the United Kingdom of any posted letter by post office inland first class mail postage prepaid and in proving such service it shall only be necessary to prove that the same was stamped, addressed and posted as aforesaid.

10.7.2 Each of the Company, Grantors and Recipients hereby appoint Jay Benning & Peltz of 1 Cumberland Place, London W1H 7AL (marked for the attention of Barry Jay or Jonathan Fisher) as their authorised agents for the purpose of accepting service of process and notices for all purposes in connection with this Agreement).

10.7.3 The Grantee hereby appoints S J Berwin & Co of 222 Grays Inn Road, London WC1X 8HB (marked for the attention of Robert Burrow or Simon McLeod) as its authorised agent for the purpose of accepting service of process and notice (for all purposes or in connection with this Agreement).

10.8 This Agreement is governed by and is to be construed in accordance with English Law.

                                     SCHEDULE 1


                                       PART 1


                                    RECIPIENTS

 RECIPIENTS                           OPTION FEE     OPTION PRICE
 Robert Green                         36 per cent.   One third

 Marilyn Shein                        36 per cent.   One third

 Fabrice Thomas                       18 per cent.   One sixth

 Shropshire Five Investment Limited   Nil            One eighteenth

 Ronald Altbach                       Nil            One eighteenth

 Rigley Holdings BVI                  Nil            One eighteenth

 Church Bay Trust Company Limited     3.5 per cent   Nil

 Gulf Securities Corporation          6.5 per cent   Nil


                                       PART 2


                                      GRANTORS


GRANTORS               SHAREHOLDINGS       PROPORTION OF RELEVANT RECEIPTS


 Robert Green          2,000 Shares                  Two fifths

 Marilyn Shein         2,000 Shares                  Two fifths

 Fabrice Thomas        1,000 Shares                  One fifth

                                  SCHEDULE 2

                               AUDITED ACCOUNTS

1 The Net Profit will be determined by reference to the financial statements of the Company to be audited as at the Accounts Date in accordance with the provisions of this Schedule 2 ("the Audited Accounts"). Such accounts shall be prepared and audited by the Grantors' Auditors applying accounting policies and principles on a basis which is consistent with the generally accepted accounting policies and practices applied in the United Kingdom. The Net Profit shall be the aggregate after-tax profit as shown in the accounts so prepared.


2 The Relevant Profits will be determined by reference to the Net Profit of the Company as shown by the Audited Accounts.


          In order to arrive at the Relevant Profits the relevant Net Profit shall be subject to the following adjustments (if not already taken into account in the Profit and Loss Accounts):


          A By adding back


            (i) Taxation shown by the audited Profit and Loss Account of the Company or as otherwise payable by the Company;


            (ii)   any payments:


                   (a)     not made at arms length;


                   (b) made to any other company within the Group of which the Company forms part, including in particular the Grantee including any management fees or other charges paid to any other such company;


                   (c) made in connection with anything not in the Company's normal course of business;


            (iii)  all payments made to any of the following:


                   (a)     Panton Management Limited;


                   (b)     Northern Management Limited;


                   (c)     Mediterranean Telecommunications Limited;


                   (d)     Moss Barton Limited;


                   (e)     Robert Green;


                   (f)     Marilyn Shein;


                   (g)     Fabrice Thomas; and


                   (h)     Adam Bishop


                           and any expenses payable to them, whether under any Consultancy Agreement or otherwise howsoever;


            (iv) any depreciation charged in respect of any items which would normally fall to be depreciated;


            (v) any rents, licence fees or outgoings in respect of any premises occupied or shared by the Company.

          B So as to negate any profits or losses on the revaluation of any assets or any adjustment arising on the translation into US Dollars of assets and liabilities denominated in currencies other than US Dollars;

          C Adding back any extraordinary items described in Financial Reporting Standard 3(FRS3) not deriving from the ordinary activities of the Company and any Associated Company of the Company; and

          D      So as to exclude profits or losses of a capital nature.

ATTESTATIONS




Executed as a Deed by                   )
SYMPOSIUM TELECOM CORPORATION           )
by:                                     )


                                        Director: Rupert Galliers - Pratt

                                        Director: Ronald Altbach




Executed as a Deed by                   )
ROBERT GREEN in                         )         ROBERT GREEN
the presence of:                        )


Name of Witness: Cherie Narbey

Occupation:  Hotel Front Office Teamleader

Address: 2/14 Miro Road, Green Lane, Auckland, New Zealand



Executed as a Deed by                   )
MARILYN SHEIN in                        )         MARILYN SHEIN
the presence of:                        )


Name of Witness: Ann McCormack


Occupation: Senior Private Broker


Address: Eden Star, 98000 Monaco






Executed as a Deed by                   )
FABRICE THOMAS in                       )         FABRICE THOMAS
the presence of:                        )


Name of Witness: Ann McCormack

Occupation: Senior Private Broker

Address: Eden Star 9800 Monaco

Executed as a Deed by                   )
AUTOMATIC COMMUNICATIONS                )
LIMITED by:                             )


                                        Director: Robert Green

                                        Director: Marilyn Shein

THIS NOVATION AGREEMENT is made the 22nd day of February 1999 BETWEEN (1) SYMPOSIUM TELECOM CORPORATION of 410 Park Avenue, 18th Floor, New York, New York, 10022, USA ("the Grantee"), (2) ROBERT GREEN of Apartment 211, Parc Saint Roman, 6 Avenue Saint Roman, Monaco, 98000 ; MARILYN SHEIN of Apartment 107, Parc Saint Roman, 6 Avenue Saint Roman, Monaco, 98000; FABRICE THOMAS of Apartment 107, Parc Saint Roman, 6 Avenue Saint Roman, Monaco, 98000 (collectively "the Grantors") (3) AUTOMATIC COMMUNICATIONS LIMITED (No. 7649B) of Suites 61-62 Grosvenor Close, Shirley Street, P O Box N-7521, Nassau, New Providence, Bahamas ("the Company") and (4) A.C.L. HOLDINGS LIMITED (No. 84,257
B) whose registered office is at First Floor, Kings Court, P O Box N3944, Bay Street, Nassau, New Providence, Bahamas ("Holdings").

RECITALS:

(1) This Novation Agreement is supplemental to an Option Agreement dated 14th December 1998, and made between the parties of the First, Second and Third parts ("the Agreement").

(2) Pursuant to the proviso to clause 8.1(b) of the Agreement and as contemplated by that clause, each of the Grantors wishes to transfer his/her Option Shares to Holdings and have given notice to the Grantee's Solicitors to that effect, and accordingly this Novation Agreement is entered into upon the terms and conditions hereinafter contained.

NOW IT IS AGREED as follows:-

1.   INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, words and expressions not expressly defined herein shall have the respective meanings given to them in the Agreement, and the rules of interpretation contained in clause 1 of the Agreement shall apply to this Agreement as if the same had been set out herein with references to the Agreement being references to this Agreement.

1.2 References to clauses and the parties are respectively to clauses of and the parties to this Agreement.

2. This Agreement shall take effect in the event that the Grantors transfer the Option Shares to Holdings (forthwith upon the last of such transfers being effected) ("the Effective Date").

3.   HOLDING'S UNDERTAKING

     Holdings undertakes to perform the Agreement and to be bound by the terms of the Agreement in every way and unconditionally assume the rights and obligations of each of the Grantors under the Agreement in all respects as if Holdings were a party to the Agreement in lieu of the Grantors.

4.   RELEASE OF GRANTORS

     With effect from the Effective Date the Grantee releases and discharges the Grantors from all claims and demands whatever in respect of the Agreement, and accepts the liability of Holdings under the Agreement in lieu of the liability of the Grantors.

5.   RELEASE BY GRANTORS

     With effect from the Effective Date, the Grantors release and discharge the Grantee from all claims and demands whatever in respect of the Agreement, insofar as the same could be made by the Grantors Provided That with effect from such date the Grantee shall be liable to Holdings under the Agreement in lieu of being liable to the Grantors and agrees to continue to be bound by the terms of the Agreement, as though the Agreement had been made between (1) the Grantee, (2) Holdings and (3) the Company.

6.   WARRANTY

     The Grantors hereby jointly and severally represent and warrant to the Grantee that Holdings was incorporated on 14th December 1998 and has not since that date traded (save to the extent if any that any of the Option Shares shall have been transferred to Holdings and to the extent that any payment may have been made or shares issued in consideration of the transfer of the Option Shares).

6.1 The parties hereby undertake with each other to do or procure to be done, all such further acts and things and execute or procure to be executed all such further deeds and documents as may be necessary or desirable fully and effectively to give full effect to the terms of this Agreement.

6.2 The terms of the Agreement shall continue to have full force and effect as varied or amended by this Agreement and the parties hereby undertake to do all such acts or things and execute or procure to be executed all such further deeds and documents as may be necessary or desirable fully and effectively to give fully effect to the terms of the Agreement as so varied or amended.

7. This Agreement is governed by and is to be construed in accordance with English Law.

8. Holdings hereby appoints Jay Benning & Peltz of One Great Cumberland Place, London, WIH 7AL (marked for the attention of Barry Jay or Jonathan Fisher) as their authorised Agent for the purpose of accepting service of process and notices for all purposes in connection with this Agreement and the Agreement.

IN WITNESS whereof this document has been executed as a Deed the day and year first before written


EXECUTED as a Deed by SYMPOSIUM                              )
TELECOM CORPORATION                                          )
by:                                                          )

/s/ RUPERT GALLIERS-PRATT
Director

/s/ RONALD ALTBACH
Director

EXECUTED as a Deed by                                        )
ROBERT GREEN                                                 ) /s/ Robert Green
in the presence of :                                         )


Witness Signature      /s/

Name               -------------------------------------------------------------

Address
                   -------------------------------------------------------------


                   -------------------------------------------------------------

Occupation
                   -------------------------------------------------------------




EXECUTED as a Deed by                                        )
MARILYN SHEIN                                                ) /s/ Marilyn Shein
in the presence of :                                         )

Witness Signature      /s/
                   -------------------------------------------------------------

Name
                   -------------------------------------------------------------

Address
                   -------------------------------------------------------------


                   -------------------------------------------------------------

Occupation
                   -------------------------------------------------------------

EXECUTED as a Deed by                                      )
FABRICE THOMAS                                             ) /s/ Fabrice Thomas
in the presence of :                                       )


Witness Signature    /s/
                  -------------------------------------------------------------

Name
                  -------------------------------------------------------------

Address
                  -------------------------------------------------------------


                  -------------------------------------------------------------

Occupation
                  -------------------------------------------------------------





EXECUTED as a Deed by AUTOMATIC                            )
COMMUNICATIONS  LTD                                        )
by:                                                        )

/s/ ROBERT GREEN
Director

/s/ MARILYN SHEIN
Director

EXECUTED as a Deed by A.C.L HOLDINGS LTD                   )
by:                                                        )

/s/
---------------------------------------
Director